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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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/ /	Soliciting Material Pursuant to §240.14a-12
TELEPHONE AND DATA SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TELEPHONE AND DATA SYSTEMS, INC. 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602 Phone: (312) 630-1900 Fax: (312) 630-1908

                      April 16, 2001

Dear Fellow Shareholders:

    You are cordially invited to attend our 2001 annual meeting of shareholders on Thursday, May 17, 2001, at 10:00 a.m., Chicago time, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, in the auditorium on the 8th floor. At the meeting, we will report on the plans and accomplishments of Telephone and Data Systems, Inc.

    The formal notice of the meeting, our board of directors' proxy statement and our 2000 annual report are enclosed. At our 2001 annual meeting, shareholders are being asked to take the following regular actions:

  1.
  elect four Class II directors; and

  2.
  ratify the selection of independent public accountants for the current fiscal year.

    The board of directors recommends a vote "FOR" its nominees for election as directors and "FOR" the proposal to ratify the selection of independent public accountants.

    Our board of directors and members of our management team will be at the annual meeting to meet with shareholders and discuss our record of achievement and plans for the future. We would like to have as many shareholders as possible represented at the meeting. Therefore, please sign and return the enclosed proxy card(s), whether or not you plan to attend the meeting.

    If you have any questions prior to the annual meeting, please call corporate relations at (312) 630-1900.

    We look forward to visiting with you at the annual meeting.

Very truly yours,

LeRoy T. Carlson	LeRoy T. Carlson, Jr.
Chairman	President and Chief Executive Officer

Please help us avoid the expense of follow-up
proxy mailings to shareholders by
signing and returning the enclosed proxy card(s) promptly

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

TO THE SHAREHOLDERS OF

TELEPHONE AND DATA SYSTEMS, INC.

    The 2001 annual meeting of shareholders of Telephone and Data Systems, Inc., a Delaware corporation, will be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the auditorium on Thursday, May 17, 2001, at 10:00 a.m., Chicago time, for the following purposes:

  1.
  To elect four Class II members of the board of directors. Your board of directors recommends that you vote FOR its nominees for Class II director.

  2.
  To consider and vote upon a proposal to ratify the selection of Arthur Andersen LLP as our independent public accountants for the year ended December 31, 2001. Your board of directors recommends that you vote FOR this proposal.

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

    We are first mailing this notice of annual meeting and proxy statement to you on or about April 16, 2001.

VOTING INFORMATION

What is the record date for the meeting?

    We have fixed the close of business on March 29, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

    A complete list of shareholders entitled to vote at the annual meeting, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be kept open at the offices of the Company, 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, for examination by any shareholder during normal business hours, for a period of at least ten days prior to the annual meeting.

What shares of stock entitle holders to vote at the meeting?

    We have the following classes or series of stock outstanding, each of which entitle holders to vote at the meeting:

  •
  Common Shares;

  •
  Series A Common Shares; and

  •
  Preferred Shares.

    The Common Shares are listed on the American Stock Exchange under the symbol "TDS."

    No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

    No public market exists for the Preferred Shares. The Preferred Shares are divided into series, some of which are convertible into Common Shares. All holders of Preferred Shares vote together with the holders of Common Shares and Series A Common Shares, except in the election of directors. In the election of directors, all outstanding Preferred Shares vote together with the holders of Series A Common Shares.

How will the different classes or series of shares vote in the election of directors?

    Our board of directors is divided into three classes. Each year, one class is elected to serve for three years. At our 2001 annual meeting of shareholders, four Class II directors will be elected for a term of three years or until their successors are elected and qualified.

    The holders of Series A Common Shares and the holders of the outstanding Preferred Shares, voting as a group, will be entitled to elect two Class II directors. The holders of Common Shares will be entitled to elect two Class II directors.

    The following shows certain information relating to the outstanding shares and voting power of such shares as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes Per Share	Voting Power	Number of Directors Elected by Voting Group	Number of II Class Directors Standing for Election
Series A Common Shares	6,815,295	10	68,152,950
Preferred Shares	76,941	1	76,941

Subtotal			68,229,891	8	2

Common Shares	51,812,986	1	51,812,986	4	2

Total Directors				12	4

How will the different classes or series of shares vote with respect to ratification of auditors?

    The holders of Series A Common Shares, Common Shares and Preferred Shares will vote as a group with respect to the ratification of auditors. Each of the outstanding Common Shares and Preferred Shares is entitled to one vote and each of the outstanding Series A Common Shares is entitled to ten votes with respect to this proposal. The following shows certain information relating to the outstanding shares and voting power of such shares as of the record date:

Class or Series of Common Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	6,815,295	10	68,152,950	56.8%
Common Shares	51,812,986	1	51,812,986	43.1%
Preferred Shares	76,941	1	76,941	0.1%

			120,042,877	100.0%

How may I vote in the election of directors?

    Shareholders may, with respect to the election of the Class II directors to be elected by such shareholders:

  •
  vote FOR the election of such director nominees; or

  •
  WITHHOLD authority to vote for such director nominees.

    Our board of directors recommends a vote FOR its nominees for election as Class II directors.

How may I vote with respect to the proposal to ratify the selection of Arthur Andersen?

    A shareholder may, with respect to the proposal to ratify the selection of Arthur Andersen as our independent public accountants for 2001:

  •
  vote FOR approval,

  •
  vote AGAINST approval, or

  •
  ABSTAIN from voting on such proposal.

    Our board of directors recommends a vote FOR the ratification of the selection of Arthur Andersen.

How does the TDS Voting Trust intend to vote?

    The Voting Trust under Agreement dated June 30, 1989, as amended (the "TDS Voting Trust") holds 6,295,215 Series A Common Shares, representing approximately 92% of the Series A Common Shares. By reason of such holding, the TDS Voting Trust has the voting power to elect all of the directors elected by the Series A Common Shares and Preferred Shares and has approximately 53% of the voting power with respect to matters other than the election of directors.

    The TDS Voting Trust has advised us that it intends to vote as follows:

  •
  FOR the board of director's nominees for election as Class II directors by the holders of Series A Common Shares and Preferred Shares; and

  •
  FOR the proposal to ratify the selection of independent public accountants.

    The TDS Voting Trust does not have any votes with respect to directors elected by the holders of Common Shares.

How do I vote?

    Whether or not you intend to be present at the meeting, please sign and mail your proxy in the enclosed self-addressed envelope to Computershare, 2 North LaSalle Street, Chicago, Illinois 60602. If you hold more than one class of our shares, you will find enclosed a separate proxy card for each holding. To assure that all your shares are represented, please return the enclosed proxy cards, as follows:

  •
  a proxy printed in black ink for Common Shares, including Common Shares owned through the TDS dividend reinvestment plan and through the TDS tax-deferred savings plan;

  •
  a proxy card printed in green ink for Series A Common Shares, including Series A Common Shares owned through the dividend reinvestment plan; and

  •
  a proxy card printed in blue ink for Preferred Shares.

How will proxies be voted?

    All properly executed and unrevoked proxies received in the accompanying form in time for our 2001 annual meeting of shareholders will be voted in the manner directed on the proxies.

    If no direction is made, a proxy by any shareholder will be voted:

  •
  FOR the election of the board of directors' nominees to serve as Class II directors; and

  •
  FOR the proposal to ratify the selection of Arthur Andersen LLP as our independent public accountants for 2001.

    Proxies given pursuant to this solicitation may be revoked at any time prior to the closing of polls at the annual meeting, by written notice to the Secretary of TDS or attendance at the annual meeting of shareholders and notice to the Secretary of such revocation. Proxies may not be revoked after the polls are closed for voting.

What constitutes a quorum for the meeting?

    In the election of directors, where a separate vote by a class or classes is required, the holders of a majority of the votes of the stock of such class or classes, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on the matter.

    The holders of a majority of the votes of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting in connection with the ratification of the selection of Arthur Andersen.

What vote is required to elect directors?

    The election of the Class II directors requires the affirmative vote of holders of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote with respect to such director at the annual meeting. Accordingly, if a quorum exists, each person receiving a plurality of the votes of the shareholders entitled to vote with respect to the election of such Class II director will be elected to serve as a Class II director. A majority of the votes entitled to be cast with respect to the election of such Class II directors by such voting group constitutes a quorum for action on such proposal. Withheld votes and non-votes with respect to the election of such Class II directors will not affect the outcome of the election of such directors.

What vote is required with respect to the proposal to ratify auditors?

    Assuming a quorum exists, the approval of the proposal to ratify the selection of Arthur Andersen LLP as our independent public accountants for 2001 requires the affirmative vote of a majority of the voting power of all shares of capital stock of TDS present in person or represented by proxy and entitled to vote with respect to such matter. A majority of the votes entitled to be cast on the proposal constitutes a quorum for action on that proposal. Abstentions will be treated as votes against this proposal. Non-votes will not affect the determination of whether such proposal is approved for purposes of such vote.

PROPOSAL 1
ELECTION OF DIRECTORS

    The board of directors' nominees for election as Class II directors are identified in the tables below. In the event any such nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the board of directors.

Nominees

Class II Directors—Terms to Expire in 2004

    The following persons, if elected at our 2001 annual meeting of shareholders, will serve as directors until the 2004 annual meeting of shareholders or until their successors are elected and qualified:

Nominee for Election by Holders of Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
Michael D. Bills	43	Director of TDS and Professor of Finance—McIntire School of Commerce	March 2001
Kevin A. Mundt	47	Director of TDS and Director and Vice President of Mercer Management Consulting	1997

Nominees for Election by Holders of Series A Common Shares and Preferred Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
LeRoy T. Carlson, Jr.	54	Director and President of TDS (Chief Executive Officer)	1968
Donald C. Nebergall	72	Director and Consultant to TDS and other companies	1977

Background of Nominees

    Michael D. Bills.  Michael D. Bills has been a Professor of Finance at the McIntire School of Commerce at the University of Virginia, since 2000. Prior to that time, he was Senior Managing Director and Chief Operating Officer of Tiger Management, L.L.C, a global money management firm, from 1995 to 1999. He has served as a Director of XTRA Corporation, a lessor of transportation equipment, since 1997. Mr. Bills was appointed as a Director by action of the Board of Directors in March 2001 to fill the existing vacancy on the Board of Directors in Class II.

    Kevin A. Mundt.  Kevin A. Mundt has been Director and Vice President of Mercer Management Consulting, a management consulting firm, since 1997. Prior to that time, he was a co-founder, and had been a director since 1984, of Corporate Decisions, Inc., a strategy consulting firm, which merged with Mercer Management Consulting in 1997. Mr. Mundt is a current Class II Director who was elected by the holders of Common Shares.

    LeRoy T. Carlson, Jr.  LeRoy T. Carlson, Jr., has been TDS's President and Chief Executive Officer for more than five years. Mr. LeRoy T. Carlson, Jr. is also Chairman and a Director of United States Cellular Corporation (American Stock Exchange listing symbol: USM), a subsidiary of TDS which operates and invests in cellular telephone companies and properties ("U.S. Cellular"), and TDS Telecommunications Corp ("TDS Telecom"), a wholly-owned subsidiary of TDS which operates local telephone companies. Mr. LeRoy T. Carlson, Jr. is the son of Mr. LeRoy T. Carlson and the brother of Mr. Walter C. D. Carlson and Dr. Letitia G. C. Carlson. Mr. Carlson is a current Class II Director who was previously elected by the holders of Series A Common Shares and Preferred Shares.

    Donald C. Nebergall.  Donald C. Nebergall has been a consultant to TDS and other companies since 1988. Mr. Nebergall was Vice President of The Chapman Company, a registered investment advisory company located in

Cedar Rapids, Iowa, from 1986 to 1988. Prior to that, he was the Chairman of Brenton Bank & Trust Company, Cedar Rapids, Iowa, from 1982 to 1986, and was its President from 1972 to 1982. Mr. Nebergall is a current Class II Director who was previously elected by the holders of Series A Common Shares and the outstanding Preferred Shares.

  The board of directors recommends a vote "FOR" the above nominees for director.

    The following additional information is provided in connection with Proposal 1.

OTHER DIRECTORS
Class I Directors—Terms to Expire in 2003

    The following persons are current Class I Directors whose terms will expire at the 2003 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
Martin L. Solomon	64	Director of TDS and Private Investor	1997

Elected by Holders of Series A Common Shares and Preferred Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
James Barr, III	61	Director of TDS and President and Chief Executive Officer of TDS Telecommunications Corporation	1990
Sandra L. Helton	51	Director and Executive Vice President—Chief Financial Officer of TDS	1998
George W. Off	54	Director of TDS and Private Investor	1997

Background of Class II Directors

    Martin L. Solomon.  Martin L. Solomon is a Director of American Country Holdings, Inc., an insurance holding company. He was the Chairman and Chief Executive Officer of American Country Holdings, Inc. from June 1997 until February 2001. Prior to that time, Mr. Solomon had been occupied primarily as a private investor since 1990. He is the former Vice Chairman and Director of Great Dane Holdings, Inc. and, in addition to TDS and American Country Holdings, Inc., is currently the Director of four public companies: XTRA Corporation, a lessor of transportation equipment; Hexcel Corporation, a manufacturer of composite materials; MFN Financial Corp., a finance company; and eMagin, a developer of microdisplays and related imaging technology.

    James Barr, III.  James Barr, III has been President and Chief Executive Officer and a Director of TDS Telecom for more than five years.

    Sandra L. Helton.  Sandra L. Helton was appointed Executive Vice President and Chief Financial Officer in October of 2000. She joined TDS as Executive Vice President—Finance and Chief Financial Officer in August 1998. Prior to joining the Company, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated for more than five years. At Corning Incorporated, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Pursuant to the terms of Ms. Helton's employment letter agreement, dated August 7, 1998, Ms. Helton was appointed as a Class I Director of the Board of Directors in November 1998 and is also a Director of U.S. Cellular and TDS Telecom. Ms. Helton has been elected to the Board of Directors of The Principal Financial Group, a global financial institution, effective May 21, 2001.

    George W. Off.  George W. Off was Chairman of the Board of Directors of Catalina Marketing Corporation, a New York Stock Exchange listed company, from July 1998 until he retired in July 2000. Mr. Off served as President and Chief Executive Officer of Catalina from 1994 to 1998. Prior to that, Mr. Off was President and Chief Operating Officer between 1992 and 1994 and its Executive Vice President between 1990 and 1992. Catalina is a leading supplier of in-store electronic scanner-activated consumer promotions.

Class III Directors—Terms to Expire in 2002

    The following persons are current Class III Directors whose terms will expire at the 2002 annual meeting of shareholders:

Elected by Holders of Common Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
Herbert S. Wander	66	Director of TDS and Partner, Katten Muchin Zavis, Chicago, Illinois	1968

Elected by Holders of Series A Common Shares and Preferred Shares

Name	Age	Position with TDS and Principal Occupation	Served as Director since
LeRoy T. Carlson	84	Director and Chairman of TDS	1968
Walter C. D. Carlson	47	Director of TDS and Partner, Sidley & Austin, Chicago, Illinois	1981
Letitia G. C. Carlson	40	Director of TDS, Physician and Assistant Professor at George Washington University Medical Center	1996

Background of Class III Directors

    Herbert S. Wander.  Mr. Herbert S. Wander has been a partner of Katten Muchin Zavis for more than five years.

    LeRoy T. Carlson.  LeRoy T. Carlson has been Chairman of TDS for more than five years. He is a Director of U.S. Cellular. LeRoy T. Carlson is the father of LeRoy T. Carlson, Jr., Walter C. D. Carlson and Dr. Letitia G. C. Carlson.

    Walter C. D. Carlson.  Walter C. D. Carlson has been a partner of Sidley & Austin for more than five years. He is a Director of U.S. Cellular. Walter C. D. Carlson is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr. and Dr. Letitia G. C. Carlson. The law firm of Sidley & Austin provides legal services to TDS and its subsidiaries on a regular basis.

    Letitia G. C. Carlson.  Dr. Letitia G. C. Carlson has been a physician and Assistant Professor at George Washington University Medical Center for more than five years. Dr. Carlson is the daughter of LeRoy T. Carlson and the sister of LeRoy T. Carlson, Jr. and Walter C. D. Carlson.

COMMITTEES AND MEETINGS

Board of Directors

    The board of directors held ten meetings during 2000. Each person who was a director during all of 2000 attended at least 75% of the meetings, except that Kevin A. Mundt attended six of ten meetings.

Stock Option Compensation Committee

    The stock option compensation committee approves the annual salary, bonus and other cash compensation for the President, considers and approves long-term compensation for executive officers and considers and recommends to the board of directors any changes to long-term compensation plans or policies. The current members of the stock option compensation committee are: Mr. George W. Off (Chairman) and Dr. Letitia G. C.

Carlson. All meetings and other actions of the stock option compensation committee in 2000 were attended or taken by both members of the committee.

Compensation Committee

    The primary function of the compensation committee is to approve the annual salary, bonus and other cash compensation of officers and key employees of TDS other than the President. The sole member of the compensation committee is LeRoy T. Carlson, Jr., President of TDS. All actions of the compensation committee are taken by written consent.

Audit Committee

    The audit committee of the board of directors of TDS, among other things, reviews external and internal audit reports and reviews recommendations made by the internal auditing staff and independent public accountants. The board of directors has adopted a written charter for the audit committee, which is included as an Appendix to this Proxy Statement.

    New rules of the American Stock Exchange that become effective on June 14, 2001 require that the audit committee consist of at least three directors that qualify for membership under such rules. The new rules provide that each member must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the audit committee ("Financial Literacy"). Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities ("Financial Expertise").

    The rules also provide that the audit committee must be composed solely of independent directors, with certain exceptions. In general, the rules provide that a director will not be considered independent if, among other relationships, that director is, or has been during the past three years, employed by the company or any affiliate, is a member of the immediate family of any such past or present employee that is or was an executive officer of the company, or accepts compensation from the company or any affiliate in excess of $60,000 in the preceding fiscal year, other than compensation and benefits as a director. An exception to the general rules provides that one director who does not qualify as independent under the rules, other than current employees or officers or their immediate family members, may be appointed to the audit committee if the board of directors, under exceptional and limited circumstances, determines that membership on the committee is required by the best interests of the company and its shareholders.

    The audit committee is currently comprised of Mr. Walter C.D. Carlson and two directors who are not past or present employees of TDS or its affiliates or immediate family members of any past or present employees: Messrs. George W. Off and Herbert S. Wander. The board of directors has determined that each of Messrs. Off and Wander has Financial Literacy and Financial Expertise. The current chairperson of the audit committee is
Walter C.D. Carlson. All current members except Mr. Carlson qualify as independent under newly adopted rules of the American Stock Exchange.

    On March 1, 2001, the TDS board of directors adopted a resolution that will replace Walter C. D. Carlson with Donald C. Nebergall, effective at the commencement of the audit committee meeting to be held on May 16, 2001. Mr. Walter Carlson will be replaced because, as a member of the immediate family of the Chairman and President of TDS, Mr. Walter Carlson does not qualify as an independent director and also does not qualify for any exception for membership on the audit committee under the new rules of the American Stock Exchange. In recognition of the fact that Mr. Walter Carlson could not continue to serve as a member on the audit committee after June 14, 2001, the TDS board of directors appointed Mr. Nebergall to the audit committee to replace Mr. Walter Carlson effective May 16, 2001.

    Mr. Nebergall does not currently qualify as independent under these rules because he earned compensation from TDS of over $60,000 during 2000, other than compensation and benefits as a director. Mr. Nebergall earned $208,600 in fees and $20,000 as a bonus for consulting services provided to TDS in 2000. In connection with the consideration by the board of directors of the replacement of Mr. Carlson on the audit committee, directors of TDS who would qualify as independent under the rules of the American Stock Exchange indicated inability or reluctance to serve on the audit committee due to lack of time or other reasons. During such board consideration, Mr. Nebergall offered to reduce his compensation for 2001 and for any subsequent year in which he is a member of the audit committee, so that it will not exceed $60,000. The board of directors accepted this offer, which will permit Mr. Nebergall to qualify as an independent director under the rules of the American Stock Exchange effective January 1, 2002.

    Although Mr. Nebergall does not currently qualify as independent under the new rules, as permitted by the exception to the rules, the TDS board of directors determined that, due to exceptional and limited circumstances, the appointment of Mr. Nebergall to the audit committee was advisable and required by the best interests of TDS and its shareholders. In reaching this determination, the board of directors considered, among other things, the following factors:

  1.
  Mr. Nebergall previously was a member of the audit committee and was its chairperson for approximately ten years.

  2.
  Mr. Nebergall was the chairman of Brenton Bank & Trust Company, Cedar Rapids, Iowa, from 1982 to 1986, and was its president from 1972 to 1982.

  3.
  As a result of his many prior years of service on the audit committee and other qualifications, the board of directors believes that Mr. Nebergall is highly qualified to serve on the audit committee.

  4.
  Mr. Nebergall has Financial Literacy and Financial Expertise.

  5.
  Because Mr. Carlson will no longer qualify for membership on the audit committee, the audit committee would otherwise not have the benefit of the continuity of a person who had been the chairperson of the audit committee. However, because Mr. Nebergall previously was the chairperson of the audit committee for approximately ten years, he would provide a degree of continuity that would otherwise be absent.

  6.
  Although Mr. Nebergall does not technically qualify as independent for 2001 since he received compensation in excess of $60,000 in 2000, the TDS board of directors considers Mr. Nebergall to be independent as a substantive matter.

  7.
  Mr. Nebergall will not earn compensation in excess of $60,000 beginning in 2001 and will qualify as an independent director under the rules of the American Stock Exchange beginning on January 1, 2002.

    As a result of its consideration, the board of directors unanimously approved a resolution appointing Mr. Nebergall to the audit committee effective May 16, 2001.

    The audit committee held three meetings during 2000. Each person who was a member of the audit committee during 2000 attended at least 75% of the meetings.

REPORT OF AUDIT COMMITTEE

    This report is submitted by the current members of the audit committee of the board of directors of TDS identified below. Walter C.D. Carlson is a member of the audit committee and is its chairperson. On May 16, 2001, in order to comply with new rules of the American Stock Exchange applicable to audit committees, Mr. Carlson will step down from the audit committee. The TDS board of directors has appointed Donald C. Nebergall to replace Mr. Carlson on the audit committee. The board of directors of TDS has appointed George W. Off as chairperson of the audit committee commencing on May 16, 2001. The audit committee operates under a written charter adopted by the TDS board of directors, a copy of which is attached as an appendix to this proxy statement.

    Management is responsible for TDS's internal controls and the financial reporting process. TDS has an internal audit staff, which performs testing of internal controls and the financial reporting process. The independent accountants, Arthur Andersen LLP, are responsible for performing an independent audit of TDS's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

    In this context, the audit committee held meetings with management, the internal audit staff and representatives of Arthur Andersen. In these meetings, the audit committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2000. Management represented to the audit committee that TDS's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and representatives of Arthur Andersen.

    The discussions with Arthur Andersen also included the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The audit committee received from Arthur Andersen written disclosures and a letter regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and this information was discussed with Arthur Andersen.

    Based on, and in reliance upon these discussions, the audit committee recommended to the board of directors that the audited financial statements as of and for the year ended December 31, 2000 be included in TDS's Annual Report on Form 10-K for the year ended December 31, 2000.

    The audit committee also determined that the payment of certain fees for non-audit services does not conflict with maintaining Arthur Andersen's independence.

    By the members of the audit committee of the board of directors of TDS:

Walter C.D. Carlson	George W. Off	Herbert S. Wander

EXECUTIVE OFFICERS

    In addition to the executive officers identified in the tables regarding the election of directors, set forth below is a table identifying current officers of TDS and its subsidiaries who may be deemed to be executive officers of TDS for disclosure purposes under the rules of the SEC. Unless otherwise indicated, the position held is an office of TDS.

Name	Age	Position
John E. Rooney	58	President and CEO of United States Cellular Corporation
Scott H. Williamson	50	Senior Vice President—Acquisitions and Corporate Development
Thomas A. Burke	47	Vice President and Chief Information Officer
Michael K. Chesney	45	Vice President—Corporate Development
George L. Dienes	70	Vice President—Corporate Development
Jerry A. Gleisner	41	Vice President—Corporate Systems
C. Theodore Herbert	65	Vice President—Human Resources
Rudolph E. Hornacek	73	Vice President—Engineering
D. Michael Jack	58	Vice President and Corporate Controller
J. Timothy Kleespies	50	Vice President—Tax
Peter L. Sereda	42	Vice President and Treasurer
Mark A. Steinkrauss	55	Vice President—Corporate Relations
James W. Twesme	48	Vice President—Corporate Finance and Assistant Treasurer
Byron A. Wertz	54	Vice President—Corporate Development
Gregory J. Wilkinson	50	Vice President and Corporate Secretary
Michael G. Hron	56	General Counsel and Assistant Secretary

Background of Executive Officers

    John E. Rooney.  John E. Rooney has been the President and Chief Executive Officer of U.S. Cellular since April 10, 2000. Mr Rooney was previously employed by Ameritech Corporation for more than five years most recently as President of Ameritech Consumer Services and, prior to that, as President of Ameritech Cellular Services. Mr. Rooney is also a director of U.S. Cellular pursuant to his employment letter agreement described below.

    Scott H. Williamson.  Scott H. Williamson was appointed Senior Vice President—Acquisitions and Corporate Development of TDS in February 1998. Prior to that time, he was Vice President—Acquisitions of TDS since 1995.

    Thomas A. Burke.  Thomas A. Burke was appointed Vice President and Chief Information Officer as of April 1, 2000. Prior to that, he was employed by TDS for more than five years, most recently as President of TDS Computing Services, a division of TDS.

    Michael K. Chesney.  Michael K. Chesney has been Vice President—Corporate Development of TDS for more than five years.

    George L. Dienes.  George L. Dienes has been Vice President—Corporate Development of TDS for more than five years.

    Jerry A. Gleisner.  Jerry A. Gleisner was appointed Vice President—Corporate Systems as of November 9, 2000. Prior to that, he was employed by TDS for more than five years, most recently as TDS-CS Vice President-Corporate Systems.

    C. Theodore Herbert.  C. Theodore Herbert has been Vice President—Human Resources of TDS for more than five years.

    Rudolph E. Hornacek.  Rudolph E. Hornacek has been Vice President—Engineering of TDS for more than five years. He was a director of TDS until his resignation in November 1998. He is currently Director Emeritus of TDS. Mr. Hornacek is a Director of TDS Telecom.

    D. Michael Jack.  D. Michael Jack was appointed Vice President and Corporate Controller of TDS in November 1999. Prior to joining TDS, Mr. Jack was employed by Cummins Engine Company, Inc. for more than five years. At Cummins Engine Company, Mr. Jack was Executive Director of its financial services division between 1998 to 1999; Chief Financial Officer of the industrial business unit between 1996 to 1998; and Controller of worldwide operations prior to 1996.

    J. Timothy Kleespies  J. Timothy Kleespies was appointed Vice President—Tax in October 2000. Prior to joining TDS, Mr. Kleespies was employed by Universal Foods Corporation from 1999 to 2000 as Director of Corporate Taxes and by Stone Container Corporation from 1988 to 1999 as Director of Corporate Taxes and Tax Counsel.

    Peter L. Sereda.  Peter L. Sereda was appointed Vice President and Treasurer of TDS in February 1998. Prior to joining TDS, he was employed by Specialty Foods Corporation, a privately held company which produces meat and bakery products, between 1994 and 1998. At Specialty Foods Corporation, Mr. Sereda was Vice President of Finance—Operations between 1997 and 1998, and was Vice President and Treasurer between 1994 and 1997.

    Mark A. Steinkrauss.  Mark A. Steinkrauss was appointed Vice President—Corporate Relations of TDS in March 1998. Prior to joining TDS, Mr. Steinkrauss was employed by Fruit of the Loom, Inc., an international apparel company, for more than five years, most recently as Vice President of Corporate Relations.

    James W. Twesme.  James W. Twesme was appointed Vice President—Corporate Finance of TDS in January 1999. Prior to that time, he was the Assistant Treasurer of TDS for more than five years.

    Byron A. Wertz.  Byron A. Wertz has been a Vice President—Corporate Development of TDS for more than five years. Mr. Wertz is the nephew of LeRoy T. Carlson and the cousin of each of LeRoy T. Carlson, Jr., Walter C. D. Carlson and Dr. Letitia G. C. Carlson.

    Gregory J. Wilkinson.  Gregory J. Wilkinson was appointed Vice President and Corporate Secretary of TDS in November 1999. He was appointed Vice President and Corporate Secretary of U.S. Cellular and TDS Telecom in December 1999. Prior to that time, he was the Vice President and Controller of TDS for more than five years.

    Michael G. Hron.  Michael G. Hron was appointed General Counsel and Assistant Secretary of TDS in November 1999. Prior to that time, he was the Secretary of TDS for more than five years. He was also appointed General Counsel and Assistant Secretary of U.S. Cellular and TDS Telecom in December 1999. He has been a partner at the law firm of Sidley & Austin for more than five years. Sidley & Austin provided legal services to TDS and its subsidiaries in 2000.

    All of TDS's executive officers devote substantially all their time to TDS or its subsidiaries, except for Michael G. Hron who is a practicing attorney.

EXECUTIVE COMPENSATION

Summary of Compensation

    The following table summarizes the compensation paid by TDS to the President and Chief Executive Officer of TDS and the four most highly compensated executive officers (based on the aggregate of the salary and bonus for 2000) in addition to the President and Chief Executive Officer.

Summary Compensation Table(1)

Long-Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary(2)	Bonus(3)		Other Annual Compensation(4)		Restricted Stock Award(s)(5)		Securities Underlying Options/SARs(6)	LTIP Payouts(7)	All Other Compensation(8)
LeRoy T. Carlson Chairman	2000 1999 1998	$501,000 458,000 418,000	$	— 240,000 196,000	$	— 69,615 56,840		— — —	52,360 17,600 57,420	— — —	$57,187 65,072 70,019
LeRoy T. Carlson, Jr. President (Chief Executive Officer)	2000 1999 1998	$708,750 630,000 570,000	$	— 504,000 310,000	$	— — 72,500		— — —	88,720 27,850 81,900	— — —	$36,765 27,619 28,287
Sandra L. Helton Executive Vice President—Chief Financial Officer	2000 1999 1998	$420,000 381,000 107,889		$278,000 270,000 84,000		— — —	$	— — 101,625	43,320 — 36,000	— — —	$34,508 89,423 21,446
James Barr III President (Chief Executive Officer) of TDS Telecommunications Corporation	2000 1999 1998	$419,000 384,000 359,000		$251,000 203,000 112,500		— — —		— — —	30,400 — —	$ — — 327,410	$43,781 31,426 34,108
John E. Rooney(9) President (Chief Executive Officer) of United States Cellular Corporation	2000 1999 1998	$309,375 — —		$190,000 — —		$55,414 — —		— — —	55,000 — —	— — —	$2,815 — —

(1)
Does not include the discount amount under any dividend reinvestment plan or any employee stock purchase plan because such plans are generally available to all eligible shareholders or salaried employees, respectively. Does not include the value of any perquisites and other personal benefits, securities or property because the aggregate amount of such compensation is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the above-named executive officers.

(2)
Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(3)
Represents the dollar value of bonus (cash and non-cash) earned (whether received in cash or deferred) by the named executive officer for 2000, 1999, and 1998. However, bonuses for 2000 have not yet been determined for Messrs. LeRoy T. Carlson and LeRoy T. Carlson, Jr. and such persons have not received advance payments of any part of the 2000 bonus. See "Executive Officer Compensation Report."

(4)
Represents the fair market value of phantom stock units credited to such officer with respect to deferred bonus compensation. See "Bonus Deferral and Stock Unit Match." Messrs. LeRoy T. Carlson and LeRoy T. Carlson, Jr. have deferred 100% of their 1998 bonuses, Mr. LeRoy T. Carlson deferred 100% of his 1999 bonus and Messrs. LeRoy T. Carlson and LeRoy T. Carlson, Jr., have elected to defer 100% of their 2000 bonuses pursuant to the TDS 2000 Long-Term Incentive Plan. Because the bonus for 2000 has not yet been determined for Messrs. LeRoy T. Carlson and LeRoy T. Carlson, Jr., the dollar value of the Company match phantom stock units cannot be determined at this time for such persons.

(5)
With respect to Ms. Helton, represents the value of 3,000 restricted Common Shares granted to Ms. Helton based on the closing price of Common Shares on the date of grant.

(6)
Represents the number of shares subject to stock options and/or stock appreciation rights ("SARs") awarded during the fiscal year identified. Unless otherwise indicated by footnote, the awards represent options without tandem SARs and relate to TDS Common Shares, except for John E. Rooney, in which case the awards represent options with respect to USM shares.

(7)
In 1998, Mr. Barr exercised options for an aggregate of 106,960 phantom stock units for 1995, 1996 and 1997, and received a net cash payment, prior to withholding taxes, of $327,410. See "TDS Telecom Phantom Incentive Option Plan."

(8)
Includes contributions by the Company for the benefit of the named executive officer under the TDS tax-deferred savings plan ("TDSP"), the TDS employees' pension trust or the TDS wireless companies' pension plan ("Pension Plan"), including earnings accrued under a related supplemental benefit agreement, the TDS supplemental executive retirement plan ("SERP") and the dollar value of any insurance premiums paid during the covered fiscal year with respect to life insurance for the benefit of the named executive ("Life Insurance"), as indicated below for 2000:

	LeRoy T. Carlson	LeRoy T. Carlson, Jr.	Sandra L. Helton	James Barr III	John E. Rooney
TDSP	$3,060	$3,060	$3,060	$3,060	$1,525
Pension Plan	27,539	8,155	13,215	16,910	—
SERP	25,972	24,120	17,287	20,892	—
Life Insurance	616	1,430	946	2,919	1,290

Total	$57,187	$36,765	$34,508	$43,781	$2,815

(9)
All of Mr. Rooney's compensation is paid by U.S. Cellular. Mr. Rooney's annual compensation is approved by LeRoy T. Carlson, Jr., the Chairman of U.S. Cellular, and Mr. Rooney's long-term compensation is approved by the stock option compensation committee of U.S. Cellular. Mr. Rooney was hired on April 10, 2000.

General Information Regarding Options and SARs

    The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding options and/or SARs.

Individual Option/SAR Grants in 2000

						Potential Realizable Value at Assumed Annual Realized Stock Price Appreciation for Option Terms(4)
	Number of Securities Underlying Options/SARs Granted(1)
		% of Total Options/SARs Granted to Employees(2)
			Exercise Price	Market Price(3)	Expiration Date
Name						5%	10%
LeRoy T. Carlson(5)	18,000		$105.13	$105.13	05/05/10	$1,190,082	$3,015,903
(6)	34,360		121.12	121.12	09/16/10	2,617,260	6,632,651

Total	52,360	8.9%				$3,807,342	$9,648,554

LeRoy T. Carlson, Jr.(5)	32,000		$105.13	$105.13	05/05/10	$2,115,702	$5,361,605
(6)	56,720		121.12	121.12	09/16/10	4,320,460	10,948,893

Total	88,720	15.1%				$6,436,162	$16,310,498

Sandra L. Helton(5)	18,000		$105.13	$105.13	05/05/10	$1,190,082	$3,015,903
(6)	25,320		121.12	121.12	09/16/10	1,928,668	4,887,623

Total	43,320	7.4%				$3,118,750	$7,903,526

James Barr III(7)	30,400	5.2%	$104.00	$104.00	03/10/10	$1,988,313	$5,038,776

John E. Rooney(8)	55,000	9.3%	$69.19	$69.19	04/10/10	$2,393,227	$6,064,907

(1)
Represents the number of TDS shares underlying options awarded during the year, except in the case of John E. Rooney, in which case the amount represents the number of USM shares underlying options or SARs awarded during the fiscal year.

(2)
Represents the percent of total TDS shares underlying options awarded to all TDS employees during the fiscal year.

(3)
Represents the fair market value of shares as of the award date.

(4)
Represents the potential realizable value of each grant of options, assuming that the market price of the shares underlying the options appreciates in value from the award date to the end of the Option term at the indicated annualized rates.

(5)
Pursuant to the TDS long-term incentive plan, on May 5, 2000 such named executive officers were granted options (the "1999 Performance Options") to purchase TDS Common Shares based on the achievement of certain levels of corporate and individual performance in 1999 as contemplated by the TDS long-term incentive plan. The purchase price per TDS Common Share subject to the 1999 Performance Options is the average of the closing price of the TDS Common Shares on the American Stock Exchange for the 20 trading days ended on the trading day immediately preceding the grant date. The 1999 Performance Options became exercisable on December 15, 2000.

(6)
Pursuant to the TDS Long-Term Incentive Plan, on September 16, 2000, such named executive officers were granted options (the "2000 Automatic Options") to purchase TDS Common Shares. The purchase price per TDS Common Share subject to 2000 Automatic Options is the closing price of the TDS Common Shares on the American Stock Exchange on September 15, 2000. The Automatic Options become exercisable in annual increments of 25% on December 15, 2001, and on each anniversary of such date until December 15, 2004.

(7)
Such options became exercisable in annual increments of 20% on December 15, 2000 and on each anniversary of such date through December 15, 2004 and are exercisable until March 10, 2010 at the exercise price of $104.00 per share.

(8)
Pursuant to an employment offer letter accepted by Mr. Rooney on March 28, 2000, Mr. Rooney received a grant of options with respect to 55,000 USM shares. Such options become exercisable in annual increments of 20%, beginning on April 10, 2001 through April 10, 2005.

AGGREGATED OPTION/SAR EXERCISES IN 2000, AND
DECEMBER 31, 2000 OPTION/SAR VALUE

			As of December 31, 2000
	2000		Number of Securities Underlying Unexercised Options/SARs(3)		Value of Unexercised In-the-Money Options/SARs(4)
	Shares Acquired on Exercise(1)	Value Realized(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
LeRoy T. Carlson
2000 Automatic Options(5)			—	34,360	$—	$—
1999 Performance Options(6)			18,000	—	—	—
1998 Performance Options(7)			17,600	—	409,200	—
1998 Automatic Options(8)			39,600	—	1,831,500	—
1997 Performance Options(9)			17,820	—	895,455	—
1996 Performance Options(10)			8,295	—	382,565	—
1995 Performance Options(11)			9,367	—	397,161	—
1994 Performance Options(12)			9,476	—	491,615	—
1994 Automatic Options(13)			36,050	—	1,528,881	—

Total			156,208	34,360	$5,936,377	$—

LeRoy T. Carlson, Jr.
2000 Automatic Options(5)			—	56,720	$—	$—
1999 Performance Options(6)			32,000	—	—	—
1998 Performance Options(7)			27,850	—	647,512	—
1998 Automatic Options(8)			54,600	—	2,525,250	—
1997 Performance Options(9)			27,300	—	1,371,825	—
1996 Performance Options(10)			11,770	—	542,832	—
1995 Performance Options(11)			13,233	—	561,079	—
1994 Performance Options(12)			13,114	—	680,354	—
1994 Automatic Options(13)			47,100	—	1,997,511	—

Total			226,967	56,720	$8,326,363	$—

Sandra L. Helton
2000 Automatic Options(5)			—	25,320	$—	$—
1999 Performance Options(6)			18,000	—	—	—
1998 Automatic Options(14)			36,000	—	$2,020,680	—

Total			54,000	25,320	$2,020,680	$—

James Barr III
2000 Options(15)			6,080	24,320	$—	$—
1990 Options(16)	20,000	$1,359,000	—	—	—	—

Total	20,000	$1,359,000	6,080	24,320	$—	$—

John E. Rooney
2000 USM Initial Options(17)			—	55,000	$—	$—

Total			—	55,000	$—	$—

(1)
Represents the number of TDS Common Shares with respect to which the options or SARs were exercised or, in the case of John E. Rooney, USM Common Shares.

(2)
Represents the aggregate dollar value realized upon exercise, based on the difference between the exercise price and the fair market value of the shares on the date of exercise.

(3)
Represents the number of TDS Common Shares subject to options and/or SARs, except for John E. Rooney, in which case the information is presented with respect to USM shares. All options are transferable to permitted transferees.

(4)
Represents the aggregate dollar value of in-the-money, unexercised options and SARs held at the end of the fiscal year, based on the difference between the exercise price and $90.00 the market value of TDS Common Shares on December 31, 2000 or, with respect to options for USM shares, $60.25, the market value of USM Common Shares on December 31, 2000.

(5)
Such options become exercisable in annual increments of 25% on December 15, 2001 and on each anniversary of such date until December 15, 2004 and are exercisable until September 15, 2010 at the exercise price of $121.12 per share.

(6)
Such options became exercisable on December 15, 2000 and are exercisable until May 5, 2010 at the exercise price of $105.13 per share.

(7)
Such options became exercisable on December 15, 1999 and are exercisable until April 30, 2009 at the exercise price of $66.75 per share.

(8)
Such options became exercisable with respect to one-third of the shares on each of December 15, 1998, December 15, 1999 and December 15, 2000, and are exercisable until November 5, 2007 at the exercise price of $43.75 per share.

(9)
Such options became exercisable on December 15, 1998 and are exercisable until June 22, 2008 at the exercise price of $39.75 per share.

(10)
Such options became exercisable on December 15, 1997 and are exercisable until December 15, 2007 at the exercise price of $43.88 per share.

(11)
Such options became exercisable on December 15, 1996 and are exercisable until December 15, 2006 at the exercise price of $47.60 per share.

(12)
Such options became exercisable on December 15, 1995 and are exercisable until December 15, 2005 at the exercise price of $38.12 per share.

(13)
Such options became exercisable in annual increments of 20% on each of December 15, 1994 and on the first through the fourth anniversaries of such date, and are exercisable until November 4, 2004 at the exercise price of $47.59 per share.

(14)
Such options became exercisable with respect to 12,000 shares on December 15, 1998, December 15, 1999 and December 15, 2000, are exercisable until September 15, 2008 at an exercise price of $33.87 per share.

(15)
Such options became exercisable in annual increments of 20% on December 15, 2000 and on each anniversary of such date through December 15, 2004 and are exercisable until March 10, 2010 at the exercise price of $104.00 per share.

(16)
The 1990 Options were granted on January 15, 1990, became exercisable with respect to 2,000 shares on January 15 of each year between 1991 through 2000, and were exercisable at the exercise price of $40.00 per share.

(17)
The 2000 USM Initial Options become exercisable with respect to 20% of the shares underlying the option on April 10 of each year, beginning in 2001 and ending in 2005, and are exercisable until April 10, 2010 at an exercise price of $69.19 per share.

TDS Telecom Phantom Incentive Option Plan

    Mr. James Barr III participates in the TDS Telecom phantom stock incentive plan (the "TDS Telecom Plan"). The TDS Telecom Plan was adopted by TDS Telecom in 1997 and related to the five-year period beginning on January 1, 1995 and ending on December 31, 1999. Under the TDS Telecom Plan, Mr. Barr was awarded certain phantom stock units by the Chairman of TDS Telecom. The award consists of automatic awards and performance awards. The automatic awards vest in five equal annual installments beginning on December 15, 1995. The performance awards include a corporate performance award and an individual performance award. The performance awards vest on December 15 of the year following the performance year to which they relate. When vested, the phantom stock option units may be exercised at an exercise price determined in accordance with the terms of the plan. All phantom stock unit options expire on July 1, 2003. Upon exercise of the phantom stock units, Mr. Barr will receive a cash payment equal to the difference between the exercise price and the implied value of the phantom stock unit as provided in the TDS Telecom Plan. In 1998, Mr. Barr exercised options for an aggregate of 106,960 phantom stock units for 1995, 1996 and 1997, and received a net cash payment, prior to withholding taxes, of $327,410. See "Summary Compensation Table."

    The following table summarizes the award of options for phantom stock units to Mr. Barr in 2000:

TDS TELECOM PHANTOM STOCK PLAN-AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans(3)
		Performance or Other Period Until Maturation or Payout(2)
Name	Number of Shares, Units or Other Rights(1)		Threshold (#)	Target (#)	Maximum (#)
James Barr III	38,574	1999	-0-	22,558	67,674

(1)
Represents the number of performance phantom stock option units, which were granted with respect to 1998.

(2)
Represents the fiscal year to which such phantom stock units relate.

(3)
The minimum threshold number is zero since no performance options may be granted if threshold performance is not achieved. The target and maximum numbers represent the additional units, which may be awarded at target or maximum performance, respectively.

    Mr. Barr has vested options with respect to a total of 124,617 phantom stock units which may be exercised until July 1, 2003.

Pension Plans and Supplemental Benefit Agreements

    The TDS employees' pension trust (the "TDS Target Pension Plan") is a defined contribution plan designed to provide retirement benefits for eligible employees of TDS and certain of its affiliates which adopted the TDS Target Pension Plan. Annual employer contributions based upon actuarial assumptions are made under a formula designed to fund a target pension benefit for each participant commencing generally upon the participant's attainment of retirement age. The amounts of the annual contributions are included above in the Summary Compensation Table under "All Other Compensation."

    U.S. Cellular has adopted the TDS wireless companies' pension plan (the "Wireless Pension Plan"). The Wireless Pension Plan, a qualified non-contributory defined contribution pension plan, provides pension benefits for employees of U.S. Cellular. Under the Wireless Pension Plan, pension contributions are calculated separately for each participant, based on a fixed percentage of the participant's qualifying compensation, and are funded currently. The amount of the annual contributions for John E. Rooney is included above in the Summary Compensation Table under "All Other Compensation."

    Effective January 1, 2001, the TDS Target Pension Plan was merged with and into the Wireless Pension Plan and the new merged plan has been titled the TDS Pension Plan. All of the plan assets which had been held for the TDS Target Pension Plan and the Wireless Pension Plan were combined to be held on a consolidated basis for the new TDS Pension Plan, which will pay all benefits which previously accrued under both the TDS Target Pension Plan and the Wireless Pension Plan and all future pension plan accruals. All eligible participants who have been receiving target pension benefits under the TDS Target Pension Plan will continue to be eligible for target pension benefits under the TDS Pension Plan. Similarly, eligible participants who have been receiving a pension benefit contribution based on a fixed percentage of their qualifying compensation under the Wireless Pension Plan will continue to be eligible for such benefit under the TDS Pension Plan. All newly eligible employees of both TDS and U.S. Cellular and their affiliates will only be eligible for the pension benefit contribution based on a fixed percentage of qualifying compensation as previously provided under the Wireless Pension Plan.

    The TDS supplemental executive retirement plan ("SERP") has provided supplemental benefits under the TDS Pension Plan and the Wireless Pension Plan and effective January 1, 2001, the new TDS Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation which can be considered for tax qualified pension plans under the Internal Revenue Code. The SERP is a non-qualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    In 1980, TDS entered into a non-qualified supplemental benefit agreement with LeRoy T. Carlson which, as amended, requires TDS to pay a supplemental retirement benefit to Mr. Carlson in the amount of $47,567 plus interest at a rate equal to 1/4% under the prime rate for the period from May 15, 1981 (the date of Mr. Carlson's 65th birthday) to May 31, 1992, in five annual installments beginning June 1, 2001, plus interest at 9 1/2% compounded semi-annually from June 1, 1992. The agreement was entered into because certain amendments made to the TDS Pension Plan in 1974 had the effect of reducing the amount of retirement benefits, which Mr. Carlson would receive under the TDS Pension Plan. The payments to be made under the agreement, together with the retirement benefits under the TDS Pension Plan, were designed to permit Mr. Carlson to receive approximately the same retirement benefits he would have received had the TDS Pension Plan not been amended. All the interest accrued under this agreement is included above in the Summary Compensation Table under "All Other Compensation" and identified in footnote 8 thereto as contributions under the TDS Pension Plan.

Deferred Compensation Agreements

    Mr. James Barr III is party to an executive deferred compensation agreement, pursuant to which such person had a specified percentage of gross compensation deferred and credited to a deferred compensation account. The deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to such person. The amount of compensation deferred by such person is included in and reported with all other non-deferred compensation in the "Summary Compensation Table." No amount is included in the Summary Compensation Table for the interest earned on such deferred compensation because such interest rate is intended to approximate a market rate.

Bonus Deferral and Stock Unit Match Program

    The 1998 long-term incentive plan (the "1998 Plan") provides the opportunity for those who are employed by TDS at the position of Vice President or above to defer receipt of a portion of their bonuses and receive TDS matching stock unit credits. Executives may elect to defer receipt of all or a portion of their annual bonuses and to receive stock unit matches on the amount deferred up to $250,000. Deferred compensation will be deemed invested in phantom TDS Common Shares. TDS match amounts will depend on the amount of annual bonus that is deferred into stock units. Participants receive a 25% stock unit match for amounts deferred up to 50% of their total annual bonus and a 33% match for amounts that exceed 50% of their total annual bonus. The matched stock units vest ratably at a rate of one-third per year over three years. The fair market value of the matched stock units is reported in the Summary Compensation Table under "Other Annual Compensation."

    LeRoy T. Carlson and LeRoy T. Carlson, Jr., each elected to defer 100% of their bonuses for 1998, LeRoy T. Carlson elected to defer 100% of his 1999 bonus and Messrs. LeRoy T. Carlson and LeRoy T. Carlson, Jr. have each elected to defer 100% of their 2000 bonuses under the 1998 Plan. Accordingly, each of LeRoy T. Carlson and LeRoy T. Carlson, Jr. will receive a 25% stock unit match for 50% of their deferred bonuses and a 33% match for 50% of their deferred bonuses up to $250,000 for such years under the 1998 Plan. The bonuses for 2000 have not yet been determined for Messrs. LeRoy T. Carlson and LeRoy T. Carlson Jr. and, therefore, the dollar value of the company match phantom stock units cannot be determined at this time for such persons. See the "Summary Compensation Table."

    In addition, U.S. Cellular has a similar plan pursuant to which John E. Rooney may defer compensation and receive stock unit matches with respect to USM Common Shares. Any stock unit matches received by Mr. Rooney are reported in the Summary Compensation Table under "Other Annual Compensation."

Other Agreements

    TDS has entered into an agreement with LeRoy T. Carlson whereby it will employ Mr. Carlson until he elects to retire. Mr. Carlson is to be paid at least $60,000 per annum until his retirement. The agreement also provides that upon his retirement, Mr. Carlson will be retained by TDS as a part-time consultant (for not more than 60 hours in any month) until his death or disability. Upon his retirement, Mr. Carlson will receive $75,000 per annum as a consultant, plus increments beginning in 1985 equal to the greater of three percent of his consulting fee or two-thirds of the percentage increase in the consumer price index for the Chicago metropolitan area. If Mr. Carlson becomes disabled before retiring, TDS can elect to discontinue his employment and retain him in accordance with the consulting arrangement described above. Upon Mr. Carlson's death (unless his death follows his voluntary termination of his employment or the consulting arrangement), his widow will receive until her death an amount equal to that which Mr. Carlson would have received as a consultant. TDS may terminate payments under the agreement if Mr. Carlson becomes the owner of more than 21% of the stock, or becomes an officer, director, employee or paid agent of any competitor of TDS within the continental United States. No amounts were paid or payable under this agreement in 2000, 1999 or 1998, and no amounts related thereto are included above in the Summary Compensation Table.

    Sandra L. Helton was hired as TDS's Executive Vice President-Finance and Chief Financial Officer on August 10, 1998. Pursuant to a letter agreement between TDS and Ms. Helton, dated August 7, 1998, Ms. Helton is entitled to (1) a base salary at the annual rate of $365,000 per year through December 31, 1998, with annual reviews on January 1st of each subsequent year; and (2) starting in 1999, a target bonus opportunity of 50% of base salary for the year with bonuses above this level for superior performance. Under this letter agreement, Ms. Helton received a signing bonus of 3,000 shares of TDS restricted stock, which vest with respect to one third of the shares on each of her first three anniversary dates with TDS. Ms. Helton also received a non-qualified stock option consisting of two parts: (a) an automatic grant of 36,000 stock option shares which vests in three equal annual installments of 12,000 shares, and (b) an opportunity to receive performance based non-qualified stock options to purchase 12,000 shares of TDS stock if target level individual performance levels are achieved in 1999. The letter agreement also provided that Ms. Helton would receive a seat on the TDS Board of Directors. In addition, the letter agreement entitled Ms. Helton to be reimbursed for moving related expenses and to receive certain other benefits.

    U.S. Cellular delivered an offer letter, which was accepted by John E. Rooney on March 28, 2000 relating to his employment as President and Chief Executive Officer. Pursuant to this employment letter agreement, Mr. Rooney is entitled to a base salary at the annual rate of $450,000 per year through December 31, 2000, with a performance review following year-end 2000. The letter agreement provides that, assuming a start date of April 10, 2000, Mr. Rooney would receive a minimum bonus prorated for nine months of 2000 of $169,000 and that, if Mr. Rooney and his team exceed business plan objectives, his 2000 bonus could increase. Starting in 2001, Mr. Rooney's target bonus opportunity will be 50% of his base salary for the year and be based on U.S. Cellular's results for the year versus those targeted in the senior management bonus program. With superior performance, he will be eligible for bonus awards significantly above the targeted 50% level. The letter agreement also provides that Mr. Rooney would receive a grant of stock options with respect to 55,000 Common Shares, effective on Mr. Rooney's first day of employment, with a strike price equal to the closing price of such shares on that date, and that this grant will vest in five equal annual installments, with the first 20% vesting one year after the date of the grant. The letter agreement provides that Mr. Rooney is also entitled to an annual grant of restricted stock and that the first annual restricted stock grant for 2000 will be effective March 31, 2001. The restricted stock shares will fully vest three years from the date of the grant except that, after Mr. Rooney's sixth anniversary with U.S. Cellular, all previously granted but unvested granted stock option and restricted stock awards will fully vest no later than six months after the date of such sixth anniversary. Stock option awards and restricted stock awards made after Mr. Rooney's sixth anniversary date with U.S. Cellular will fully vest six months after the date they are granted. Pursuant to the letter agreement, Mr. Rooney is also entitled to a seat on the U.S. Cellular Board of Directors.

Compensation of Directors

    The board of directors has adopted a compensation plan (the "Non-Employee Directors' Plan") for non-employee directors. A non-employee director is a director of TDS who is not an employee of TDS or its affiliates, U.S. Cellular or TDS Telecom. The purpose of the Non-Employee Directors' Plan is to provide for reasonable compensation to non-employee directors in connection with their services to TDS, in order to induce qualified persons to become and serve as non-employee members of the board of directors.

    The Non-Employee Directors' Plan provides that, effective for the twelve month period ending at the time of TDS's annual meeting, each non-employee director will receive an annual director's fee of $24,000; and each director of TDS who is not an employee of any affiliate will continue to receive a fee of $1,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel for attendance at each regularly scheduled or special meeting of the board of directors. The Non-Employee Directors' Plan also provides that each director of TDS who is not an employee of any affiliate will receive a fee of $750, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel for attendance at each meeting of the audit committee, stock option compensation committee or other committee established by resolution of the board of directors.

    Under the Non-Employee Directors' Plan, an amount equal to 50% of the annual director's fee will be paid immediately prior to TDS's annual meeting of shareholders by the delivery of Common Shares of TDS having a fair market value as of the date of payment equal to such percentage of the annual fee. In addition, under the Non-Employee Directors' Plan, an amount equal to 33% of each committee meeting fee will be accumulated and paid immediately prior to TDS's annual meeting of shareholders by the delivery of Common Shares of TDS having a fair market value as of the date of payment equal to such percentage of such fee. TDS has reserved 15,000 TDS Common Shares of TDS for issuance pursuant to the Non-Employee Directors' Plan.

    Donald C. Nebergall, a director of TDS, also received $20,000 as a bonus and $208,600 for consulting services provided to TDS in 2000.

    In addition, TDS pays life insurance premiums on behalf of directors. Except for such life insurance premiums, directors who are also employees of TDS or any affiliate do not receive any additional compensation for services rendered as directors.

Executive Officer Compensation Report

    This report is submitted by LeRoy T. Carlson, Jr., President, who serves as the compensation committee of the board of directors for all executive officers of TDS other than the President, and by the TDS stock option compensation committee of the board of directors which approves all compensation for the President and approves long-term compensation to executive officers who are employees of TDS. Long-term compensation for John E. Rooney is approved by the stock option compensation committee of U.S. Cellular (as described in its report in the proxy statement of U.S. Cellular).

    TDS's compensation policies for executive officers are intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of TDS. TDS's policies are based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have control and which are important to TDS's long-term success. It is also believed that compensation paid should be appropriate in relation to the financial performance of TDS and should be sufficient to enable TDS to attract and retain individuals possessing the talents required for TDS's long-term successful performance.

    Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and an annual bonus. TDS evaluates the annual compensation of each executive officer on an aggregate basis by combining the base salary and bonus, and also evaluates the level of the base salary and the bonus separately. Annual compensation decisions are based partly on individual and corporate short-term performance and partly on the individual and corporate cumulative long-term performance during the executive's tenure in his or her position, particularly with regard to the President (chief executive officer). Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options.

    The process of determining base salary begins with establishing an appropriate salary range for each officer. Each officer's range is based upon the particular duties and responsibilities of the officer, as well as salaries for comparable positions with other companies. These other companies include the companies included in the peer group index described below under "Stock Performance Chart", as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the President, based on similar size, function, geography or otherwise. No written or formal list of specific companies is prepared. Instead, as discussed below, the President is provided with various sources of information about executive compensation at other companies, such as compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The President uses these sources and makes a personal determination of appropriate sources, companies and ranges for each executive officer. The base salary of each officer is set within a range considered appropriate in the judgment of the President based on an assessment of the particular responsibilities and performance of such officer, taking into account the performance of TDS and/or its business units or divisions, other comparable companies, the industry and the overall economy during the immediately preceding year. The President makes a personal determination of the appropriate range based on the total mix of information available to him. The range considered to be appropriate by the President is based on his informed judgment, using the information provided to him by the Vice President of Human Resources, as discussed below. The range is not based on any formal analysis nor is there any documentation of the range, which the President considers appropriate in making his compensation decisions. The salary of the executive officers is believed to be at or slightly above the median of the range considered to be appropriate in the judgment of the President.

    Annually, the nature and extent of each executive officer's major accomplishments and contributions for the year are determined through written information prepared by the executive and by others familiar with his or her performance, including the executive's direct supervisor. With regard to all executive officers other than the President, the President evaluates the information in terms of the personal objectives given by the President or other direct supervisor to such executive officer for the performance appraisal period. The President also makes an assessment of how well TDS did as a whole during the year and the extent to which the President believes the executive officer contributed to the results. With respect to executive officers having primary responsibility over a certain business unit or division of TDS, the President considers the performance of the business unit or division and makes an assessment of the contribution of the executive officer thereto. No specific measures of performance are considered determinative in the compensation of executive officers. Instead, all the facts and circumstances are taken into consideration by the President in his executive compensation decisions. Ultimately, it is the informed judgment of the President that determines an executive's salary and bonus, this being based on the total mix of information rather than on any specific measures of performance.

    The primary focus of TDS is increasing long-term shareholder value through growth, measured primarily in such terms as revenues, customer units in service, operating cash flow (operating income plus depreciation and amortization) and operating income. However, there is no quantifiable or direct relationship between compensation and such or any other measures of performance. Instead, such compensation decisions are made subjectively considering such performance measures, as well as all other facts and circumstances in general terms.

    Other than for himself, the President of TDS approves annual compensation for executive officers of TDS and each of its business units or divisions. The Vice President-Human Resources accumulates and prepares various materials, including appropriate base pay and bonus information, for the annual compensation reviews of executive officers. These materials are reviewed by the President along with various performance evaluation information. The President will determine the bonus for 2000 and base salary for 2001 for all executives other than himself. TDS has no written or formal corporate executive bonus plan. The bonuses for corporate executive officers are determined by the President based on his evaluation of each executive's contribution to TDS, the achievement of individual objectives, the performance of TDS and/or its business units and divisions and all other facts and circumstances considered appropriate in his judgment. The 2000 bonuses approved for the named executives are listed above in the Summary Compensation Table.

    The annual compensation of the President (Chief Executive Officer) of TDS is approved or adjusted by the stock option compensation committee. In addition to the factors described above for all executive officers in general, the Vice President—Human Resources prepares an analysis of compensation paid to chief executive officers of other comparable companies. These other companies include the companies included in the peer group index described below under "Stock Performance Chart", as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the President, based on similar size, function, geography or otherwise. This information is presented to the stock option compensation committee, which approves the final base salary and bonus of the President based on such information. The stock option compensation committee approved a 1999 bonus of $504,000 for the President, and increased his 2000 base salary to $708,750, representing an increase of $78,750 or 12.5% over his base salary of $630,000 in 1999. The stock option compensation committee has not yet approved the President's bonus for 2000 or the President's base salary for 2001.

    As with the other executive officers, the compensation of the President is based on all facts and circumstances and the total mix of information rather than related to any specific measures of performance. The stock option compensation committee has access to numerous performance measures and financial statistics prepared by TDS's financial personnel. This financial information includes the audited financial statements of TDS, as well as internal financial statements such as budgets and their results, operating statistics and various analyses. The stock option compensation committee is not limited in its analysis to the information presented to it by the President or available from financial personnel and may consider other factual or subjective factors as the members of such committee deem appropriate in their compensation decisions. No specific measures of performance are considered determinative in the compensation of the President. Instead, all the facts and circumstances are taken into consideration by the stock option compensation committee in its executive compensation decisions. Ultimately, it is the informed judgment of the stock option compensation committee, based on the information provided by the Vice President—Human Resources, that determines the salary and bonus for the President, this being based on the total mix of information rather than on any specific measures of performance.

    As discussed above for the other executive officers, the primary focus of TDS is increasing long-term shareholder value through growth, measured primarily in such terms as revenues, customer units in service, operating cash flow (operating income plus depreciation and amortization) and operating income. However, as discussed above, there is no quantifiable or direct relationship between compensation and such or any other measures of performance. Instead, such compensation decisions are made subjectively considering such performance measurers, as well as all other facts and circumstances in general terms.

    The stock option compensation committee believes that the annual total base salary and bonus compensation of the President has been set at a level less than an average level for equally responsible executives at companies which it considers comparable. Each of the members of the stock option compensation committee base this belief on his or her personal assessment and judgment of the President's responsibilities in comparison to those of the chief executive officers and chief operating officers of the companies included in the peer group index described below under "Stock Performance Chart", as well as other companies in the telecommunications industry and other industries with similar characteristics, based on the information prepared by the Vice President—Human Resources, as discussed above. The President has a substantial beneficial interest in TDS, as described below under "Security Ownership of Management", and will benefit together with other shareholders based on the performance of TDS. The stock option compensation committee considers this an important fact in connection with its review and approval or adjustment of the President's salary and bonus.

    The President may also recommend to the stock option compensation committee long-term compensation in the form of additional stock option grants, stock appreciation rights or otherwise for executive officers. The long-term compensation decisions for executive officers will be made by the stock option compensation committee in a manner similar to that described for annual base salary and bonus decisions, except that the stock options will generally vest over several years in a manner which will reflect the goal of relating the long-term compensation of the executive officers, including the President, to increases in shareholder value over the same period.

    The performance of TDS also bears upon the number of stock options, which will be awarded and become exercisable with respect to the executive officers. As indicated under the table "Individual Option/SAR Grants in 2000", certain named executive officers received an award in 2000 of Performance Options based on the achievement of certain levels of corporate and individual performance in 1999.

    Section 162(m) of the Code.  Subject to certain exceptions, section 162(m) of the Internal Revenue Code generally provides a $1 million annual limit on the amount that a publicly held corporation is allowed to deduct as compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers other than the chief executive officer. TDS does not believe that the $1 million deduction limitation should have a material effect on TDS in the immediate future. If the $1 million deduction limitation is expected to have a material effect on TDS in the future, TDS will consider ways to maximize the deductibility of executive compensation, while retaining the discretion TDS deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

    This Executive Officer Compensation Report is submitted by LeRoy T. Carlson, Jr., sole member of the compensation committee and by the stock option compensation committee: George W. Off (Chairman) and Dr. Letitia G. C. Carlson.

Stock Performance Chart

    The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for TDS and includes the following companies: ALLTEL Corp., Centennial Communications Corp. (formerly known as Centennial Cellular Corp.) (Class A), Century Telephone Enterprise, Citizens Communications Co. (formerly known as Citizen Utilities) (Ser. B), Rural Cellular Corp. (Class A, IPO Feb 1996), Western Wireless Corp. (Class A, IPO May 1996) and TDS. In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

COMPARATIVE FIVE-YEAR TOTAL RETURNS*
TDS, S&P 500, PEER GROUP
(PERFORMANCE RESULTS THROUGH 12/31/00)

	1995	1996	1997	1998	1999	2000
TDS	$100.00	$92.66	$120.22	$117.28	$330.75	$237.41
S&P 500	$100.00	$122.96	$163.98	$210.85	$255.21	$231.98
Peer Group	$100.00	$99.74	$129.84	$183.23	$348.55	$254.32

    Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in TDS Common Shares, S&P 500 and Peer Group.

    *Cumulative total return assumes reinvestment of dividends.

Compensation Committee Interlocks and Insider Participation

    The sole member of the compensation committee is LeRoy T. Carlson, Jr., President of TDS. The primary function of the compensation committee is to approve the annual salary, bonus and other cash compensation of officers and key employees of TDS other than the President. LeRoy T. Carlson, Jr. is a member of the board of directors of TDS, U.S. Cellular, and TDS Telecom. LeRoy T. Carlson, Jr. is also the Chairman of U.S. Cellular and TDS Telecom and, as such, approves the executive officer annual compensation decisions for U.S. Cellular and TDS Telecom. LeRoy T. Carlson, Jr. is compensated by TDS for his services to TDS and all its subsidiaries. However, U.S. Cellular reimburses TDS for a portion of such compensation pursuant to intercompany agreements between TDS and such subsidiaries. The stock option compensation committee of the board of directors of TDS makes annual compensation decisions for the President of TDS and makes long-term compensation decisions for all executive officers who are employees of TDS. The members of the stock option compensation committee are George W. Off (Chairman) and Dr. Letitia G. C. Carlson. The members of the stock option compensation committee are neither officers nor employees of TDS or any of its subsidiaries nor directors of any of TDS's subsidiaries. Long-term compensation for executive officers who are employees of U.S. Cellular is approved by the stock option compensation committees of U.S. Cellular. The stock option compensation committees of U.S. Cellular is composed of directors of such subsidiaries who are neither officers nor employees of TDS or any of its subsidiaries nor directors of TDS.

    In addition to such compensation committee interlocks and insider participation in compensation decisions, TDS and certain related parties are involved in the following relationships and transactions.

    Other Relationships and Related Transactions.  Walter C. D. Carlson, a director of TDS and U.S. Cellular, Michael G. Hron, the General Counsel and an Assistant Secretary of TDS and U.S. Cellular, and the Secretary or Assistant Secretary of certain other TDS subsidiaries, William S. DeCarlo, an Assistant Secretary of TDS and certain TDS subsidiaries, and Stephen P. Fitzell, an Assistant Secretary of certain TDS subsidiaries, are partners of Sidley & Austin, the principal law firm of TDS and its subsidiaries. Walter C. D. Carlson is a trustee and beneficiary of a voting trust, which controls TDS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    On February 28, 2001, TDS had outstanding and entitled to vote 51,862,641 Common Shares, par value $.01 per share (excluding 3,670,436 Common Shares held by TDS and 484,012 Common Shares held by a subsidiary of the Company); 6,875,567 Series A Common Shares, par value $.01 per share; and 76,965 Preferred Shares, par value $.01 per share.

    Each of the outstanding Common Shares and Preferred Shares is entitled to one vote and each of the outstanding Series A Common Shares is entitled to ten votes. Accordingly, the voting power of all outstanding Series A Common Shares was 68,755,670 votes. The total voting power of all outstanding shares of all classes of capital stock was 120,695,276 votes at February 28, 2001 with respect to matters other than the election of directors.

Security Ownership of Management

    The following table sets forth as of February 28, 2001, or the latest practicable date, the number of Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned by each director and nominee for director of TDS, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series		Percent of Shares of Common Stock		Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. C. Carlson and Prudence E. Carlson(3)	Series A Common Shares	6,355,215	92.4%		10.8%		52.7%
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda, and Michael G. Hron(4)	Common Shares Series A Common Shares	30,429 98,576	* 1.4		* *		* *
LeRoy T. Carlson, Jr., Sandra L. Helton, C. Theodore Herbert, Peter L. Sereda, and Michael G. Hron(5)	Common Shares	118,507	*		*		*
LeRoy T. Carlson (6)(12)	Common Shares Series A Common Shares	166,062 52,009	* *		* *		* *
LeRoy T. Carlson, Jr.(7)(12)	Common Shares Series A Common Shares	236,856 17,075	* *		* *		* *
Walter C. D. Carlson(8)	Common Shares Series A Common Shares	235 838	* *		* *		* *
Letitia G. C. Carlson(9)	Common Shares Series A Common Shares	200 905	* *		* *		* *
Sandra L. Helton(12)	Common Shares	57,053	*		*		*
James Barr III(12)	Common Shares	10,766	*		*		*
Michael D. Bills	Common Shares	0	*		*		*
Donald C. Nebergall(11)	Common Shares Series A Common Shares	904 1,003	* *		* *		* *
Herbert S. Wander	Common Shares	974	*		*		*
George W. Off	Common Shares	1,789	*		*		*
Martin L. Solomon	Common Shares	10,604	*		*		*
Kevin A. Mundt	Common Shares	315	*		*		*
John E. Rooney	Common Shares	70	*		*		*
All directors, director nominees and executive officers as a group (28 persons)(10)(12)	Common Shares Series A Common Shares	940,403 6,533,537	1.8 95.0	% %	1.6 11.1	% %	* 54.1%

*
Less than 1%

(1)
The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2)
Represents the percent of voting power in matters other than the election of directors.

(3)
The shares listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate longstanding relationships among the trust certificate holders. Effective February 28, 2001, Donald C. Nebergall resigned as trustee of the Voting Trust and was replaced by Prudence E. Carlson. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially more than 5% of the outstanding Series A Common Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson, Letitia G. C. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(4)
Voting and investment control is shared by the persons named as members of the investment management committee of the TDS Pension Plan. Such members disclaim beneficial ownership of such shares, which are held for the benefit of plan participants.

(5)
Voting and investment control with respect to Company-match shares is shared by the persons named as members of the investment management committee of the TDS tax-deferred savings trust. Does not include 178,825 shares acquired by trust employee contributions for which voting and investment control is passed-through to plan participants. The members of the investment management committee disclaim beneficial ownership of such shares, except for shares held in such plan for their benefit.

(6)
Includes 52,009 Series A Common Shares held by Mr. Carlson's wife. Mr. Carlson disclaims beneficial ownership of such shares. Does not include 219,496 Series A Common Shares held for the benefit of LeRoy T. Carlson, 635,800 Series A Common Shares held for the benefit of Mr. Carlson's wife or 51,172 Series A Common Shares held for the benefit of certain grandchildren of Mr. Carlson (an aggregate of 906,468 shares, or 13.2% of class) in the voting trust described in footnote (3). Beneficial ownership is disclaimed as to Series A Common Shares held for the benefit of his wife and grandchildren in such voting trust.

(7)
Includes 1,102 Common Shares held by Mr. Carlson's wife. Also includes 5,029 Series A Common Shares held by Mr. Carlson's wife outside voting trust. Does not include 1,078,008 Series A Common Shares (15.7% of class) held in the voting trust described in footnote (3), of which 1,035,940 shares are held for the benefit of LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed with respect to an aggregate of 42,068 Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(8)
Does not include 1,105,645 Series A Common Shares (16.1% of class) held in the voting trust described in footnote (3), of which 1,071,005 shares are held for the benefit of Walter C. D. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 34,640 Series A Common Shares held for the benefit of his wife and children in such voting trust.

(9)
Does not include 1,076,274 Series A Common Shares (15.7% of class) held in the voting trust described in footnote (3), of which 1,061,307 shares are held for the benefit of Letitia G. C. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 14,967 Series A Common Shares held for the benefit of her husband and children in such voting trust.

(10)
Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.

(11)
Does not include 648,481 Series A Common Shares (9.4% of class) held as trustee under trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution, or 273 Series A Common Shares held for the benefit of Donald C. Nebergall, which are included in the voting trust described in footnote (3).

(12)
Includes the following number of Common Shares that may be purchased pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable within 60 days: Mr. LeRoy T. Carlson, 156,208 shares; Mr. LeRoy T. Carlson, Jr., 226,967 shares; Ms. Helton, 54,000 shares (plus 1,000 shares of restricted stock subject to future vesting); Mr. Barr, 6,080 shares; all other executive officers, 348,660 shares; and all directors and officers as a group, 791,915 shares.

Security Ownership by Certain Beneficial Owners

    In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of February 28, 2001, or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS's stock records as of such date. The nature of beneficial ownership in this table is sole voting and investment power except as otherwise set forth in footnotes thereto.

Shareholder's Name and Address	Title of Class or Series	Shares of Class or Series Owned	Percent of Class	Percent of Shares of Common Stock	Percent of Voting Power(1)
Gabelli Funds, Inc.(2) One Corporate Center Rye, New York 10580	Common Shares	6,343,525	12.2%	10.8%	5.3%
Franklin Mutual Advisers, LLC(3) 51 John F. Kennedy Parkway Short Hills, New Jersey 07078	Common Shares	4,170,575	8.0%	7.1%	3.5%
Bennet Miller Lafayette, Indiana 47905	Preferred Shares	30,000	39.0%	N/A	*
Adelene M. Lewis London, Kentucky 40741	Preferred Shares	12,000	15.6%	N/A	*
Marlene Click Dayton, Ohio 45458	Preferred Shares	11,417	14.8%	N/A	*
Edward A. Mattingly London, Kentucky 40744	Preferred Shares	7,000	9.1%	N/A	*
E.L. Davenport Apple Valley, California 92307	Preferred Shares	5,804	7.5%	N/A	*
Farber Telephone Company Farber, Missouri 63345	Preferred Shares	4,200	5.5%	N/A	*

*
Less than 1%

(1)
Represents voting power in matters other than election of directors.

(2)
Based upon a Schedule 13D (Amendment No. 8) filed with the SEC. Includes shares held by the following affiliates: Gabelli Funds, LLC—2,232,300 shares; ALCE Partners, L.P.—1,000 shares; GAMCO Investors, Inc.—4,079,425 shares; Gemini Capital Management Ltd.—16,000 shares; Gabelli Global Partners L.P.—3,245 shares; Gabelli Global Partners Ltd..—1,755 shares; Mario J. Gabelli—2,500 shares; and other—7,300 shares. In such Schedule 13D filing, such group has reported sole voting power with respect to 6,213,725 shares and sole dispositive power with respect to 6,343,525 shares.

(3)
Based on the most recent Schedule 13G filed with the SEC (Amendment No. 3). Such Schedule 13G reports that Franklin Mutual Advisers, Inc. exercised sole voting and investment power with respect to all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require the Company's directors and officers, and persons who are deemed to own more than ten percent of the Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of Common Shares. The reporting persons are also required to furnish TDS with copies of all such reports they file.

    Based on a review of copies of such reports furnished to TDS by the reporting persons and written representations by directors and officers of TDS, TDS believes that all filing requirements under Section 16 of the Securities Exchange Act applicable to the reporting persons during and with respect to 2000 were complied with on a timely basis, except as follows:

    Certain accounts in which Martin L. Solomon participated, acquired 270 Common Shares in January 2000 and disposed of the shares in February and March of 2000. Mr. Solomon filed the appropriate Forms 4 on May 5, 2000.

    Due to an administrative error, reports under Section 16 for Jerry A. Gleisner, which were due November 19, 2000, were filed on November 24, 2000.

PROPOSAL 2
INDEPENDENT PUBLIC ACCOUNTANTS

    We anticipate continuing the services of Arthur Andersen as independent public accountants for the current fiscal year. Representatives of Arthur Andersen, who served as independent public accountants for the last fiscal year, are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement and to respond to appropriate questions raised by shareholders at the annual meeting or submitted in writing prior thereto.

    We are not required to obtain shareholder ratification of the selection of Arthur Andersen as our independent public accountants by the Bylaws or otherwise. However, as a matter of good corporate practice, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the annual meeting. Should the shareholders fail to ratify the selection of Arthur Andersen as independent public accountants, the board of directors will consider whether to retain such firm for the year ending December 31, 2001.

    The board of directors Recommends a Vote "FOR" Ratification of the Selection of Arthur Andersen as Independent Public Accountants for the Current Fiscal Year.

FEES PAID TO PRINCIPAL ACCOUNTANTS

    The following sets forth the aggregate fees billed by TDS's principal accountants, Arthur Andersen, for 2000:

Audit Fees (1)	$1,153,200
Financial Information Systems Design and Implementation Fees (2)	0
All Other Fees (3)	2,751,687

Total	$3,904,887

(1)
Represents the aggregate fees billed for professional services rendered for the audit of the annual financial statements for the year 2000 and the reviews of the financial statements included in TDS's Forms 10-Q for 2000.

(2)
Represents the aggregate fees billed for financial information systems design and implementation (as described in Rule 2-01(c)(4)(ii) of Regulation S-X of the SEC), rendered by Arthur Andersen for the year 2000.

(3)
Represents the aggregate fees billed for services rendered by Arthur Andersen, other than services covered in (1) or (2) above, for the year 2000. Includes fees paid to Accenture (formerly Andersen Consulting) prior to its separation from Arthur Andersen.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation—Compensation Committee Interlocks and Insider Participation."

SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

    Proposals of shareholders intended to be included in TDS's proxy statement and form of proxy relating to the 2002 annual meeting of shareholders must be received by the Company at its principal executive offices not later than December 17, 2001.

    Proposals by shareholders intended to be presented at the 2002 annual meeting of shareholders must be received by TDS at its principal executive offices not earlier than December 17, 2001 and not later than January 16, 2002 for consideration at the 2002 annual meeting of shareholders. Since this period will expire at least 45 days prior to the date of the proxy statement for the 2002 annual meeting (assuming the normal mailing and meeting schedule), the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any matter that may properly come before the meeting or any adjournment thereof. However, if the date of the 2002 annual meeting of shareholders is changed by more than thirty calendar days from the date of our 2001 annual meeting of shareholders, shareholder proposals must be received by TDS not later than the close of business on the tenth day following the date of public notice of the date of the 2002 annual meeting of shareholders.

SOLICITATION OF PROXIES

    Your proxy is being solicited by the board of directors and its agents, and the cost of solicitation will be paid by TDS. Officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by mail, advertisement, telephone, telegraph, in person or other methods. None of such persons will receive additional compensation for such solicitations. The Company has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $7,500 plus reimbursement of out-of-pocket expenses. TDS will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

FINANCIAL INFORMATION

    We will furnish you without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including the financial statements and the schedules thereto, upon the written or oral request of any shareholder as of the record date, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee which shall not exceed our reasonable expenses incurred therewith. Requests for such materials should be directed to investor relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, 40th Floor, Chicago, Illinois 60602, telephone (312) 630-1900.

OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters properly are brought before the annual meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

Gregory J. Wilkinson
Vice President and Corporate Secretary

All shareholders are urged to sign, date and mail their proxies promptly.

APPENDIX A

Audit Committee of the Board of Directors of

Telephone and Data Systems, Inc.

CHARTER

I.
PURPOSE:

The purpose of the Audit Committee shall be to assist the Board of Directors of the Company in fulfilling its oversight responsibilities with respect to the quality, integrity and annual independent audit of the Company's financial statements.

II.
COMPOSITION/ELIGIBILITY:

The Audit Committee shall be comprised of members who shall satisfy the requirements of the American Stock Exchange.

III.
FUNCTIONS:

The Audit Committee shall;

  1.
  ensure receipt of an annual formal written statement from the independent public accountants delineating all relationships between the independent public accountants and the Company and discuss with the independent public accountants any such relationships that may impact the objectivity and independence of the independent public accountants; and take or recommend to the full Board appropriate action to oversee the independence of the independent public accountants;

  2.
  recommend to the Board of Directors of the Company the retention or replacement of the independent public accountants as auditors of the financial statements of the Company, and review the procedures used to choose auditors of the financial statements, records and accounts of the Company's subsidiaries, it being understood that the independent public accountants are ultimately selected by and accountable to the Audit Committee and to the Board of Directors;

  3.
  review, in consultation with the independent public accountants, the internal auditing staff of the Company, and such other advisors as the Committee may deem necessary, the scope, purpose and procedures of the overall audit plans of the internal auditing staff and the independent public accountants, review the results thereof and make specific recommendations to the Board of Directors in connection therewith;

  4.
  review external and internal audit reports of the Company;

  5.
  consult with the independent public accountants and the internal auditing staff of the Company regarding their evaluation of the adequacy of the internal controls of the Company (including computerized information system controls and security), and make specific recommendations to the Board of Directors in connection therewith;

  6.
  review recommendations made by the internal auditing staff and the independent public accountants of the Company, report to the Board of Directors with respect thereto and with respect to external and internal audit reports of the Company, and make specific recommendations to the Board of Directors in connection therewith;

  7.
  review legal and regulatory matters that may have a material impact on the financial statements;

  8.
  review periodically the Company's Code of Conduct and the Company's program to monitor compliance with that Code of Conduct;

  9.
  meet with the internal auditing staff, the independent public accountants, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee;

  10.
  review and discuss with management the Company's annual audited financial statements and recommend to the Board of Directors the inclusion of the Company's audited financial statements into its Form 10-K;

1

  11.
  prior to the filing of each Form 10-Q and the Form 10-K, be available to discuss with the independent public accountants the matter required to be discussed by Statement on Auditing Standards No. 61 and other matters that should be communicated to the Audit Committee under the professional standards of the American Institute of Certified Public Accountants;

  12.
  prepare a report to shareholders as required by the Securities and Exchange Commission;

  13.
  review and reassess the adequacy of this Charter on an annual basis; and

  14.
  perform such other duties as the Board of Directors shall form time to time assign to it.

IV. LIMITATIONS:

While the Audit Committee has the functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in accordance with generally accepted accounting principles. The Company's management is principally responsible for Company accounting policies, the preparation of the financial statements and insuring that the financial statements are prepared in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing and attesting to the Company's financial statements and evaluating the Company's system of internal controls. The responsibility to plan and conduct audits is that of the Company's independent accountants.

In its oversight capacity, the Audit Committee is neither intended nor equipped to guarantee with certainty to the full Board and stockholders the accuracy and quality of the Company's financial statements and accounting practices. Nor is it the duty of the Audit Committee to assure the Company's compliance with laws and regulations or compliance with the Company's Code of Conduct. The primary responsibility for these matters also rests with the Company's management. The Audit Committee can do no more than rely upon information it receives, questions and assesses in fulfilling its functions.

*****

2

TELEPHONE AND DATA SYSTEMS, INC.
please mark vote in oval in the following manner using dark ink only. /X/

The Board of Directors Recommends a Vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1.	Election of Class II Directors (Nominees: 01-L.T. Carlson, Jr. and 02-D. Nebergall)	/ /	/ /	/ /	(Except nominee(s) written above	3.	In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.
		FOR	AGAINST	ABSTAIN
2.	Ratify Accountants for 2001	/ /	/ /	/ /
Dated: , 2001
Please Sign Here

Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

^ FOLD AND DETACH HERE ^

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Investor Services.

PROXY	PROXY

Proxy for Series A Common Shares Solicited on Behalf of
the Board of Directors for the Annual Meeting of the Shareholders of
TELEPHONE AND DATA SYSTEMS, INC.
To Be Held on May 17, 2001

    The undersigned hereby appoints LeRoy T. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Series A Common Shares that the undersigned would be entitled to vote if then personally present at the 2001 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Thursday, May 17, 2001, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the Nominees in Proposal 1 and "FOR" Proposal 2. If a nominee is unable to serve or for good cause will not serve, the persons named in this proxy shall have discretionary authority to vote for a substitute nominee designated by the Board of Directors (unless authority to vote for nominees has been withheld).

(Continued and to be signed on Reverse Side)

^ FOLD AND DETACH HERE ^

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Investor Services.

TELEPHONE AND DATA SYSTEMS, INC.
please mark vote in oval in the following manner using dark ink only. /X/

The Board of Directors Recommends a Vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1.	Election of Class II Directors (Nominees: 01-L.T. Carlson, Jr. and 02-D. Nebergall)	/ /	/ /	/ /	(Except nominee(s) written above	3.	In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.
		FOR	AGAINST	ABSTAIN
2.	Ratify Accountants for 2001	/ /	/ /	/ /
Dated: , 2001
Please Sign Here

Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

^ FOLD AND DETACH HERE ^

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Investor Services.

PROXY	PROXY

Proxy for Preferred Shares Solicited on Behalf of
the Board of Directors for the Annual Meeting of the Shareholders of
TELEPHONE AND DATA SYSTEMS, INC.
To Be Held on May 17, 2001

    The undersigned hereby appoints LeRoy T. Carlson Jr., and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Preferred Shares that the undersigned would be entitled to vote if then personally present at the 2001 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Thursday, May 17, 2001, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the Nominees in Proposal 1 and "FOR" Proposal 2. If a nominee is unable to serve or for good cause will not serve, the persons named in this proxy shall have discretionary authority to vote for a substitute nominee designated by the Board of Directors (unless authority to vote for nominees has been withheld).

(Continued and to be signed on Reverse Side)

^ FOLD AND DETACH HERE ^

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Investor Services.

TELEPHONE AND DATA SYSTEMS, INC.
please mark vote in oval in the following manner using dark ink only. /X/

The Board of Directors Recommends a vote "FOR" the Nominees in Proposal 1 and "FOR" Proposal 2.

		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1.	Election of Class II Directors (Nominees: 01-M. Bills and 02-K. Mundt)	/ /	/ /	/ /	(Except nominee(s) written above	3.	In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.
		FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
2.	Ratify Accountants for 2001	/ /	/ /	/ /
Dated: , 2001
Please Sign Here

Note: Please date this proxy and sign it exactly as your name or names appear. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.

^ FOLD AND DETACH HERE ^

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Investor Services.

PROXY	PROXY

Proxy for Common Shares Solicited on Behalf of
the Board of Directors for the Annual Meeting of the Shareholders of
TELEPHONE AND DATA SYSTEMS, INC.
To Be Held on May 17, 2001

    The undersigned hereby appoints LeRoy T. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2001 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Thursday, May 17, 2001, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

The Board of Directors recommends a vote "FOR" the nominees in Proposal 1 and "FOR" Proposal 2.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" the Nominees in Proposal 1 and "FOR" Proposal 2. If a nominee is unable to serve or for good cause will not serve, the persons named in this proxy shall have discretionary authority to vote for a substitute nominee designated by the Board of Directors (unless authority to vote for nominees has been withheld).

(Continued and to be signed on Reverse Side)

^ FOLD AND DETACH HERE ^

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Investor Services.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
TELEPHONE AND DATA SYSTEMS, INC.
VOTING INFORMATION
  What is the record date for the meeting?
  What shares of stock entitle holders to vote at the meeting?
  How will the different classes or series of shares vote in the election of directors?
  How will the different classes or series of shares vote with respect to ratification of auditors?
  How may I vote in the election of directors?
  How may I vote with respect to the proposal to ratify the selection of Arthur Andersen?
  How does the TDS Voting Trust intend to vote?
  How do I vote?
  How will proxies be voted?
  What constitutes a quorum for the meeting?
  What vote is required to elect directors?
  What vote is required with respect to the proposal to ratify auditors?
PROPOSAL 1 ELECTION OF DIRECTORS
  Nominees
Class II Directors—Terms to Expire in 2004
  Nominee for Election by Holders of Common Shares
  Nominees for Election by Holders of Series A Common Shares and Preferred Shares
  Background of Nominees
OTHER DIRECTORS Class I Directors—Terms to Expire in 2003
  Elected by Holders of Common Shares
  Elected by Holders of Series A Common Shares and Preferred Shares
  Background of Class II Directors
Class III Directors—Terms to Expire in 2002
  Elected by Holders of Common Shares
  Elected by Holders of Series A Common Shares and Preferred Shares
  Background of Class III Directors
COMMITTEES AND MEETINGS
  Board of Directors
  Stock Option Compensation Committee
  Compensation Committee
  Audit Committee
REPORT OF AUDIT COMMITTEE
EXECUTIVE OFFICERS
  Background of Executive Officers
EXECUTIVE COMPENSATION
  Summary of Compensation
Summary Compensation Table(1)
  General Information Regarding Options and SARs
Individual Option/SAR Grants in 2000
AGGREGATED OPTION/SAR EXERCISES IN 2000, AND DECEMBER 31, 2000 OPTION/SAR VALUE
  TDS Telecom Phantom Incentive Option Plan
TDS TELECOM PHANTOM STOCK PLAN-AWARDS IN LAST FISCAL YEAR
  Pension Plans and Supplemental Benefit Agreements
  Deferred Compensation Agreements
  Bonus Deferral and Stock Unit Match Program
  Other Agreements
  Compensation of Directors
  Executive Officer Compensation Report
  Stock Performance Chart
COMPARATIVE FIVE-YEAR TOTAL RETURNS* TDS, S&P 500, PEER GROUP (PERFORMANCE RESULTS THROUGH 12/31/00)
  Compensation Committee Interlocks and Insider Participation
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  Security Ownership of Management
  Security Ownership by Certain Beneficial Owners
  Section 16(a) Beneficial Ownership Reporting Compliance
PROPOSAL 2 INDEPENDENT PUBLIC ACCOUNTANTS
FEES PAID TO PRINCIPAL ACCOUNTANTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING
SOLICITATION OF PROXIES
FINANCIAL INFORMATION
OTHER BUSINESS
All shareholders are urged to sign, date and mail their proxies promptly.
APPENDIX A
Audit Committee of the Board of Directors of Telephone and Data Systems, Inc. CHARTER
  IV. LIMITATIONS: